Exhibit 5.1

G O D F R E Y & K A H N, S. C.
Attorneys-At-Law
780 North Water Street
Milwaukee, Wisconsin 53202
TEL: 414-273-3500 FAX: 414-273-5198

October 5, 2001

Manpower Inc.
5301 North Ironwood Road
Milwaukee, Wisconsin 53217

Ladies and Gentlemen:

       We have acted as counsel to Manpower Inc., a Wisconsin corporation (the "Company"), in connection with the Company's registration of $435,367,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Debentures due August 17, 2021 (the "Debentures") and the shares of common stock, $0.01 par value, of the Company issuable upon conversion of the Debentures (the "Shares") in a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about October 5, 2001. The Debentures were issued pursuant to the Indenture (the "Indenture") dated as of August 17, 2001 between the Company and Citibank, N.A., as trustee (the "Trustee"). The Debentures and the Shares are to be offered and sold by certain securityholders of the Company.

       In such capacity, we have examined: (i) the Indenture; (ii) the Registration Statement; (iii) the Company's Articles of Incorporation and By-laws; (iv) the Registration Rights Agreement dated as of August 17, 2001 by and among the Company, Goldman, Sachs & Co. and Salomon Smith Barney Inc.; (v) certain resolutions of the Company's Board of Directors; and (vi) such other records and documents as we deemed necessary or advisable for purposes of this opinion.

       In rendering an opinion on the matters set forth below, we have assumed: (i) the due authorization, execution and delivery of the Indenture by the Trustee and the enforceability of the Indenture against the Trustee; (ii) the conformity of the Debentures to the executed and authenticated Debentures originally delivered to the Trustee; and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, telecopied or photostatic copies or as exhibits.

       Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

       1.    The Debentures have been duly authorized and are valid and binding obligations of the Company, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, and equitable principles, whether raised in an action at law or in equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, may not allow the Trustee to take action based upon the occurrence of a default deemed immaterial, and we assume that the Trustee will at all times act in good faith, in a commercially reasonable manner and in compliance with all laws and regulations.

       2.    The Shares, upon issuance pursuant to conversion of the Debentures as provided in the Indenture, will be duly authorized, validly issued and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, which provides that a shareholder of a corporation may be assessed up to the par value of such shareholder's shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

       The foregoing opinions are limited to the laws of the State of Wisconsin and the federal laws of the United States of America, and we express no opinion with respect to any other laws. The Indenture and the Debentures state that they are governed by New York law. For purposes of our opinion above, we have assumed that the laws of the State of New York are identical to the laws of the State of Wisconsin.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons whom consent is required under Section 7 of the Act. Mr. Dudley J. Godfrey, Jr., a shareholder in the firm of Godfrey & Kahn, S.C., is a director of the Company and beneficially owned 84,000 shares of the Company's common stock as of February 26, 2001.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.